Exhibit 10.5
STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is entered into on March 4, 2022 (the “Signing Date”) between Todd Glickman (“Executive”) and Navitas Semiconductor Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement have the meanings given to such terms herein.
WHEREAS, Executive is Senior Vice President, Interim Chief Financial Officer and Treasurer of the Company;
WHEREAS, Executive beneficially owns of a total of 829,896 shares of the Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, and a total of 104,173 options to purchase shares of Common Stock;
WHEREAS, prior to the business combination transaction (the “Business Combination”) between the Company (formerly known as Live Oak Acquisition Corp. II) and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland and domesticated as a Delaware limited liability company named Navitas Semiconductor Ireland, LLC (“Legacy Navitas”), Executive exercised certain options to purchase shares of Legacy Navitas, which shares were exchanged and converted into shares of Common Stock on October 19, 2021 upon the closing of the Business Combination;
WHEREAS, pursuant to a Lock-Up Agreement between the Company and Executive entered into on May 6, 2021 in connection with the Business Combination (the “Lock-Up Agreement”), the Company agreed to permit Executive to sell certain shares of Common Stock to satisfy certain tax obligations of Executive related to Executive’s exercise of the Legacy Navitas options referred to above;
WHEREAS, Executive has been unable, through no fault of Executive, to execute the sales contemplated by the Lock-Up Agreement; and
WHEREAS, in order to effectuate the parties’ intentions under the Lock-Up Agreement in permitting such sales, and the purposes thereof, and to permit Executive to timely satisfy related and other tax obligations of Executive, the Company wishes to purchase the Purchased Shares from Executive, and Executive wishes to sell the Purchased Shares to the Company, all on the terms and subject to the conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Executive shall sell to the Company, and the Company shall purchase from Executive, the Purchased Shares, free and clear of any pledge, lien, charge, security interest, claim, community property interest, option, equitable interest or restriction of any kind, in exchange for the aggregate Purchase Price. “Purchased Shares” means that number of shares of Common Stock owned by Executive equal to
(a)$550,000, divided by (b) the last reported sales price per share (the “Purchase Price”) of the Common Stock quoted on the Nasdaq Stock Market on the trading day immediately before the Closing Date, rounded to the nearest whole number of shares.

Section 1.02 Closing. The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall occur on the fifth (5th) trading day after the date the board of directors approves this

Agreement as contemplated by Section 2.01 of this Agreement (the “Closing Date”), remotely by the exchange of documents and signatures or their electronic counterparts. The consummation of the purchase and sale of the Purchased Shares shall be deemed to occur at 12:01 a.m. Pacific Time on the Closing Date.

Section 1.03    Closing Deliverables. At the Closing:

(a)Executive shall deliver to the Company stock powers or other instruments of transfer duly executed in blank and satisfactory to the Company to convey all of Executive’s right, title and interest in the Purchased Shares to the Company;

(b)The Company shall deliver to Executive an amount equal to the number of Purchased Shares multiplied by the Purchase Price, by wire transfer of immediately available funds to an account designated by Executive; and

(c)Each party shall deliver to the other such other instruments or agreements reasonably requested to carry out the purposes and intent of this Agreement.

ARTICLE II
CONDITIONS AND UNDERTAKINGS

Section 2.01 Board Approval. The performance of the Company’s obligations under this Agreement shall be subject to the condition precedent that the purchase of the Purchased Shares as provided herein shall have been duly approved by the board of directors of the Company.

Section 2.02 Disclosure Compliance. Executive and the Company shall comply with all of their respective reporting and disclosure obligations arising in connection with the transactions contemplated by this Agreement, including without limitation the timely filing of SEC Form 4 and the disclosures required by Items 404 and 703 of Regulation S-K, 17 CFR §§ 229.404 and 229.703, as and when applicable.

Section 2.03 Indemnification. The parties agree that the transactions contemplated by this Agreement have been undertaken in part by reason of the fact that Executive is an officer of the Company, and accordingly Executive shall be entitled to indemnification by the Company, pursuant to and subject to the conditions of the applicable provisions of the Bylaws of the Company and any indemnification agreement between Executive and the Company, in connection with the transactions contemplated by this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.01 Expenses. Subject to Section 2.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 3.02 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

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Section 3.03 No Termination or Amendment. Following approval by the board of directors as contemplated by Section 2.01, this Agreement may not be amended or terminated by either party except in the case of an unforeseeable material adverse event affecting the Company, as determined in the sole discretion of the board of directors, in which case this Agreement may be terminated by either the Company or Executive upon written notice to the other. Upon approval by the board of directors as contemplated by Section 2.01, this Agreement shall constitute a contract for the sale of a security intended to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934 (17 CFR § 240.10b5-1(c)).

Section 3.04 Entire Agreement. This Agreement is the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

[SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed on the Signing Date.

NAVITAS SEMICONDUCTOR CORPORATION

By:    /s/ Gene Sheridan    Mar 4, 2022
    Gene Sheridan
    CEO

/s/ Todd Glickman_________    Mar 4, 2022
Todd Glickman